Exhibit 99.1

United Fire Group, Inc. completes the sale of its subsidiary United Life Insurance Company to Kuvare US Holdings, Inc.
CEDAR RAPIDS, IOWA – March 30, 2018 – Today United Fire Group, Inc.'s (Nasdaq: UFCS) ("UFG") subsidiary United Fire & Casualty Company (“United Fire”) completed the previously announced sale of its subsidiary United Life Insurance Company to Kuvare US Holdings, Inc. ("Kuvare") for $280 million in cash, subject to certain post-closing adjustments pursuant to the Stock Purchase Agreement, dated as of September 18, 2017, among United Fire, Kuvare and UFG.
Sandler O’Neill + Partners, L.P. acted as the exclusive financial advisor and Sidley Austin LLP acted as the legal advisor to United Fire in connection with this transaction.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com